EXHIBIT 10.18

HARLEY-DAVIDSON, INC.

Director Compensation Policy

Effective May 3, 2003

This compensation policy has been developed to compensate non-employee directors (“Directors”) of Harley-Davidson, Inc. (the “Company”) for their time, commitment and contributions to the Board of Directors (the “Board”) of the Company.  The Annual Retainer Fee has been increased based on the following: Directors will no longer receive meeting fees for each Board meeting and Committee meeting attended; Directors will no longer receive annual grants of stock options; and the number of meetings of the Directors, particularly meetings of the Committees of the Board, has increased.  It is expected that Directors will attend all meetings of the Board and of its Committees.

I.                                         Annual Retainer Fee for Non-Employee Directors

Annual Retainer Fee for Non-Employee Directors	$100,000

Annual Retainer Fee for Audit Committee Chair	10,000

Annual Retainer Fee for Other Committee Chairs	5,000

Annual Retainer Fee for Audit Committee Members	5,000

Annual Retainer Fees paid to Directors of the Board will be paid within ten (10) business days after the first business day following the annual meeting of the shareholders of the Company (“Annual Meeting”).  In the event a Director is elected to the Board at a time other than at the Annual Meeting, the Annual Retainer Fee will be prorated on a quarterly basis based on the quarter a Director is elected to the Board and paid within ten (10) business days after the first business day after the Director’s first Board or committee meeting.

Directors will be eligible to elect to receive Annual Retainer Fees in cash or Company Common Stock (based upon the fair market value of the Common Stock on the first business day after the Annual Meeting or the first business day after the Director’s first Board or committee meeting) and to defer all Annual Retainer Fees paid in cash or Company Common Stock pursuant to plans adopted by the Company from time to time.  Directors must receive a minimum of one-half (½) of their Annual Retainer Fees in Company Common Stock until the Director reaches the stock ownership goals established in the Director and Senior Executive Stock Ownership Guidelines for Harley-Davidson, Inc.

II.                                     Additional Compensation for and Payments to Non-Employee Directors

Clothing Allowance.  Each Director shall receive an annual clothing allowance of $1,500 to purchase Harley-Davidson MotorClothes® apparel and accessories.

Discount on Company Products.   Each Director shall receive the same discount on Company products that is available to all Company employees.

Expenses.  The Company will reimburse reasonable travel and related business expenses that a Director incurs for attendance at all meetings of the Board and committees and in connection with other Board of Directors or Company business.